Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated as of June 4, 2010, by and between PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Corporation”), and, THOMAS E. SKAINS, (the “Officer”).
W I T N E S S E T H:
     WHEREAS, the Corporation and Officer entered into an Employment Agreement as of December 1, 1999; and
     WHEREAS, the parties wish to amend the Employment Agreement to reflect changes in the Internal Revenue Code that affect the taxation of certain amounts or benefits payable or distributable under the Employment Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:
     1. A new Section 9 shall be added as follows:
     9. Code Section 409A.
     (a) Delay of Certain Payments. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) would otherwise be payable or distributable under this Agreement by reason of the Officer’s termination of employment, then to the extent necessary to comply with Code Section 409A:
     (i) if the payment or distribution is payable in a lump sum, the Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Officer’s death or the seventh month following the Officer’s termination of employment; and
     (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Officer’s termination of employment will be accumulated and the Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Officer’s death or the seventh month following the Officer’s termination of employment and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.
     (b) Expense Reimbursements. To the extent any expense reimbursement or in-kind benefit to which the Officer is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the

Code, then (i) such reimbursement shall be paid to the Officer as soon as administratively practicable after the Officer submits a valid claim for reimbursement, but in no event later than the last day of the Officer’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Officer shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Officer, and (iii) the Officer’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     2. Previous Sections 9, 10 and 11 shall be renumbered Sections 10, 11 and 12.
     3. Except as expressly modified herein, all terms and provisions of the Employment Agreement remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

CORPORATION:

ATTEST:	Piedmont Natural Gas Company, Inc.

/s/ J. T. Mayo
Secretary
	By:	/s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
Compensation Committee Chair

OFFICER:

	By:	/s/ Thomas E. Skains
Thomas E. Skains
Address: